UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2010

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 20, 2010, the Board of Directors (the “Board”) of Orexigen Therapeutics, Inc. (the “Company”) appointed Wendy L. Dixon, Ph.D., to the Board to fill a vacancy created by the Board pursuant to an increase in the authorized number of Board members from nine to ten members. Dr. Dixon was appointed as a Class II director, with an initial term expiring at the Company’s 2012 annual meeting of stockholders. This appointment by the Board was based on the recommendation of its Nominating/Corporate Governance Committee. Dr. Dixon has been determined by the Board to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

In connection with Dr. Dixon’s appointment to the Board, she will be entitled to receive compensation consistent with that of the Company’s other non-employee directors under the Company’s Independent Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Independent Director Compensation Policy, Dr. Dixon has been granted an option to purchase 25,000 shares of the Company’s common stock for her service as a director. A complete copy of the Independent Director Compensation Policy is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The above summary of the Independent Director Compensation Policy does not purport to be complete and the foregoing description of the terms of the policy is qualified in its entirety by reference to such exhibit.

There are no arrangements or understandings between Dr. Dixon and any other person pursuant to which she was selected to serve on the Board. There are no transactions in which the Company is a party and in which Dr. Dixon has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Independent Director Compensation Policy (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 2, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: April 21, 2010	By:	/s/ Graham K. Cooper
	Name:	Graham K. Cooper
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Independent Director Compensation Policy (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 2, 2010).